Issuer Free Writing Prospectus dated April 1, 2015

Filed Pursuant to Rule 433

Registration Statement No. 333-201170

Yulong Eco-Materials Limited

Initial Public Offering Presentation

April 2015

A vertically integrated manufacturer of eco-friendly building products



Cautionary Note Regarding Forward Looking Statements

We have filed a registration statement on Form S-1 (including a prospectus) with the SEC on May 9, 2014, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, as subsequently amended to date (our "Registration Statement"), and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, our underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-292-9192.

This presentation contains forward-looking statements that by their nature involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. In some cases, these forward-looking statements can be identified by words or phrases such as "aim", "anticipate", "believe", "estimate", "expect", "going forward", "intend", "ought to", "plan", "project", "potential", "seek", "may", "might", "can", "could", "will", "would", "shall", "should", "is likely to" and the negative form of these words and other similar expressions. The forward-looking statements included in this presentation relate to, among others:

- our goals and strategies;
- our future business development, financial condition and results of operations;
- the expected growth of the construction business in China;
- our expectations regarding demand for and market acceptance of our products;
- our expectations regarding the retention and strengthening of our relationships with key customers;
- completion in our industry in China; and
- relevant government policies and regulations relating to our industry.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of our Registration Statement. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation, except as required by law.

You should carefully read our "Cautionary Note on Forward-Looking Statements" and the factors described in the "Risk Factors" section of our Registration Statement to better understand the risks and uncertainties inherent in our business.

Business Overview

- Vertically integrated manufacturer of eco-friendly building products located in Pingdingshan, China
- Leading regional producer of eco-friendly bricks and concrete
- The only integrated waste management company in Pingdingshan
  - Exclusive license to haul and process construction waste within the built-up area of Pingdingshan consisting of five districts
  - Approximately four million tons of construction waste was generated in Pingdingshan in 2010[1]
- Significant environmental benefits from reducing waste materials
  - All processed waste becomes raw materials for bricks and recycled aggregates
- Newly built state-of-the-art brick facility will utilize processed waste to manufacture products at low production cost


ECO FRIENDLY

[1] Source: www.er-china.com

Expansion into Construction Waste Hauling and Recycling

- Exclusive license from local government to collect and process construction waste
  - Operations expected to commence in April 2015
  - Payment, typically in advance, from local construction and residential developers
  - License granted through October 2032
  - Current fleet of 50 trucks, expected to grow to 120 by the end of June 2015
- Higher margin business segment with strong potential to significantly improve future financial performance
- Processed construction waste will be utilized in the production of new recycled brick
  - Currently conducting trial operations
  - First production line expected to commence formal operations in April 2015
- Designed to address critical environmental needs consistent with national policy
- Prototype to expand / replicate business in other cities

Our Strategic Goals

- Maintain and expand leading position in core, profitable concrete and brick business
- Grow revenue, earnings, and margins through launch of:
  - Hauling business expected in April 2015
  - Launch of integrated recycling business expected in April 2015
- Plan to expand hauling and waste recycling business to other provinces:
  - Plan to obtain exclusive regional licenses in other cities and provinces
- Leverage our technical knowledge and R&D capabilities to expand our breadth of eco-friendly building products

Market Overview - Pingdingshan

- Population of approximately 5 million as of November 2010[1]:
  - Located near Zhengzhou, capital of Henan Province, with a population of approximately 8 million[1]
  - Zhengzhou is identified as the central logistics hub of China
- Strong economic base anchored by significant expansion of the coal and energy industry
- Strong construction activity resulting from continued demand for new housing construction
- Strong urbanization trend[2]:
  - Henan Province: 45.2% of the population was urbanized by the end of 2014 compared to 39.5% at the end of 2010; expected to reach 56% by 2020[3]
  - China: 54.8% of the population was urbanized by the end of 2014 compared to 49.7% at the end of 2010; expected to reach 60% by 2020[4]



RUSSIA
KAZAKHSTAN
MONGOLIA
KIRGIZSTAN
XINJIANG
INNER MONGOLIA
GANSU
Beijing
HEILONGJIANG
JILIN
LIAONING
NORTH KOREA
SOUTH KOREA
Tianjin
HEBEI
SHANXI
SHANDONG
QINGHAI
NINGXIA
CHINA
TIBET
SHAANXI
HENAN
Pingdingshan
SHANGHAI
SICHUAN
CHONGQING
HUBEI
ANHUI
ZHEJIANG
NEPAL
BHUTAN
JIANGXI
HUNAN
GUIZHOU
FUJIAN
INDIA
BANGLADESH
YUNNAN
GUANGXI
GUANGDONG
TAIWAN
East China Sea
Hong Kong
Macau
BURMA
VIETNAM
LAOS
HAINAN
South China Sea



[1] Population census conducted every five years
[2] Urbanization is a population shift from rural to urban areas
[3] www.henan.gov.cn
[4] National Plan on New Urbanization (2014-2020)

Our Operations

Yulong Bricks





Yulong Concrete and Yulong Transport



Yulong Renewable







Yulong Bricks

A leading brick supplier in Pingdingshan: approximately 51% of market share in fiscal 2014

- Eco-friendly and low cost production
  - Utilizes 30% reclaimed fly ash as a substitute for cement; reduces cost of raw materials and energy usage
- Four brick production lines with an annual production capacity of 400,000 m^3
- Produces 13 standard and custom-sized bricks
- Primarily used in industrial, commercial and residential construction for foundation and structural walls
- Key customers include large, well-capitalized state owned enterprises (SOEs)
- LTM 12/31/2014 sales of $16.1 million or approximately 35% of company's consolidated sales





Yulong Concrete

A leading concrete supplier in Pingdingshan: approximately 30% of the local market in fiscal 2014

- Produces ready-mixed concrete
- Two mixing towers, each with a production capacity of approximately 750 m^3 daily or 200,000 m^3 annually
- Efficient raw material handling for two on-site plants
- ISO9000 quality system certification
- Arrangements with third-party manufacturers using Yulong's pre-formulated raw material blends (39% of total fiscal 2014 production)
- LTM 12/31/2014 sales of $29.7 million or approximately 65% of Company's consolidated sales





Recycling and Brick Plant with Robust Capabilities



Demolition Site



Raw Materials Processing



Hopper and Crusher



Sorted Fine Aggregates



Brick Manufacturing Line



Finished Product: Eco-friendly Bricks

Vertically Integrated Business Model For Renewable Products



Recycling
Hauling
Recycling plant 100% recycled / sorted
Sorted waste metals for sale
Sorted coarse aggregate for sale
Sorted dirt for sale
Sorted fine aggregate for sale
New Brick Production
Raw material
Yulong's facility
Bricks[1]
Delivered to customers
Supplemental materials

3 revenue sources:

- Hauling
- Sale of recycled aggregate
- Sale of finished eco-friendly building products

[1] Utilizes solar powered heating system

Exclusive Waste Hauler in Pingdingshan

- Expect to initiate hauling operations in April 2015
- Exclusive license through 2032 to haul and process construction waste within the built-up area of Pingdingshan consisting of five districts[1]
- Addressing critical environmental needs:
  - The region's increasing urbanization rate and continued construction activity create strong demand for waste collection services
- 120 trucks expected to be fully utilized by July 2015
- Revenue Model:
  - Each truck on average generates $86/truckload a day[2]
  - At expected full capacity of 120 trucks, sales from waste hauling will equal ≈ $16.6 million per year[2]





[1] Subject to exclusions by special city regulations
[2] Each truck has a hauling capacity of 20 m^3/load, generates on average $4.33/$m^3$ 8 loads/day, and works on average 200 days a year

State of the Art Recycling and Brick Plant

- First mover: recently completed state of the art, vertically integrated recycling plant and brick plant with two lines
  - First line is in trial production with annual capacity of 75,000 m^3
  - Second line to be completed by December 2015
  - Total investment of $31.2 million as of 12/31/2014
- Low cost of raw materials: 70% - 80% of raw material is construction waste
- Recycled aggregate sold to customers and used as raw material
- Strong governmental support and anticipated preferential tax treatment
- Annual recycling capacity of approximately 800,000 m^3 of construction waste





Experienced Management & Board

Current Executive Management and Board of Directors:

Zhu Yulong - *Founder and Chairman*

- Representative of the Ninth People's Congress of Pingdingshan City, Henan Province
- The Standing Committee Member of Youth Union, Henan Province
- Ph.D. candidate in Economics from Sichuan University in Chengdu, Sichuan Province

Zan Wu - *Chief Financial Officer*

- Former CFO of SinoCoking Coal and Coke Chemical Industries, Inc., a U.S. public company that sells coal and coke in China
- BA in Accounting from the Capital University of Economics and Business in Beijing
- MS in Financial Management and Control from Aston Business School in the United Kingdom

To be appointed upon the consummation of this offering:

Michael Harlan - *Board Member*

- Former CEO and CFO of US Concrete
- Board member of Waste Connections (NYSE: WCN)
- BA in Accounting from the University of Mississippi

Alice Wu - *Board Member*

- Former partner at Anton & Chia and Cacciamatta Accounting Corporation
- BA in Business from the University of Macau

Guoping Li - *Board Member* - Director of Pingdingshan Wall Materials Reform Office, a municipal agency

Baoming Yu - *Board Member* - General Manager at TDI International Engineering Co., Ltd. since January 2011

Hong Jiang - *Board Member* - Vice Dean of the College of Materials and Chemical at Hainan University since June 2011

Core Business as a Platform for Future Growth

History of profitable growth (in million $)



Revenue
$60
$50
$40
$30
$20
$10
$0
FY 12-14 CAGR 14.1%
34.1
42.5
44.5
45.8
22.8
28.5
29.5
29.7
11.3
14.0
15.0
16.1
FY12
FY13
FY14
LTM 12/31/14
Bricks
Concrete



EBITDA
$60
$50
$40
$30
$20
$10
$0
90%
80%
70%
60%
50%
40%
30%
FY 12-14 CAGR 17.8%
11.9
15.2
16.6
15.8*
35.0%
35.7%
37.3%
34.5%
FY12
FY13
FY14
LTM 12/31/14
EBITDA ($MM)
EBITDA Margin (%)

*G&A expenses for the six months ended 12/31/2014 include $588,433 in start-up costs related to the new recycling plant and $280,459 for IPO-related expenses

For FY 6/30/2014, start-up costs related to the new recycling plant were $425,070, and IPO-related expenses equaled $385,662

Addition of Attractive High Margin Operations


Historical Revenues
FY June 2014
Bricks
Concrete
34%
66%


Projected Revenues
FYE June 2016
Bricks
Concrete
Recycling
Waste Hauling
25%
29%
4%
42%

Revenues

- Waste hauling: at full capacity of 120 trucks, expected revenues of ~ $16.6 million per year[1]
- Recycled aggregates: at full capacity, expected revenues of ~ $2.7 million per year[2]

Gross Margin

- Hauling gross margin ~ 34%
- Recycled aggregate sales' gross margin ~ 62%

[1] On average, each truck generates $693/day and work on average 200 days a year
[2] Average selling price of recycled aggregate is $3.33 - 5.00/ton.
Recycling facility can produce 1.5 million tons of recycled aggregates per year

The Offering

▪ Ticker	NASDAQ:YECO
▪ Offering Size	$14.1 - 16.3 million
▪ Pre-Offering Shares Outstanding:	8,000,000
▪ Number of Shares Offered:	2,250,000
▪ Offering Price Range:	$6.25-$7.25
▪ Over-allotment Option:	337,500
▪ Managers:	Axiom Capital Management, Inc. / Northland Capital Markets / ViewTrade Securities, Inc.
▪ Financial Advisor:	Cuttone & Co., Inc.
▪ Simultaneous with Closing:	Conversion of $3,279,245 in Related Party Debt and $7,945,291 in Dividends Payable into Ordinary Shares at the IPO Price[1]

Use of Proceeds

- Approximately $12.9 million of net proceeds from this offering to fund the completion of the new recycling plant and brick plant and the balance for general corporate purposes.[2]

[1] Represents outstanding amount as of 12/31/2014; actual amount outstanding will be converted in full at conversion date.
[2] Based upon assumed IPO price of $6.75 per share.

Investment Highlights

Addressing Critical Environmental Needs in China

- Environmentally friendly and cost efficient products
- New construction waste recycling plant with exclusive license for hauling and recycling within the built-up area of Pingdingshan
- New research and development facility focuses on renewable construction materials

Leading Market Position

- Completed state-of-the-art, low cost, integrated recycling facility
- Leading regional profitable provider of eco-friendly building materials
- CAGR of revenue from 2012 - 2014 is at 14.1%


ECO FRIENDLY

Growth Opportunities

- Positioned to receive exclusive license(s) in other targeted cities

Strong Management Team

- Proven management team led by industry leaders
- Relationship with the local government

Favorable Macro Environment

- Increasing demand for ecological building materials
- Tax relief policy from the government
- Population growth and urbanization trends in China

Contact

For more information, please contact:

Axiom Capital Management, Inc.

Michael Jacobs
(212) 521-3848

Cuttone & Co., Inc.

Jay Linde
(212) 220-2716

Asia-IRPR, Inc.

Jimmy Caplan
(512) 329-9505

The Equity Group, Inc.

Lena Cati
(212) 836-9611

